Exhibit 99.3
CALERES, INC.
Offer For All Outstanding

6.250% Senior Notes Due 2023

in exchange for

6.250% Senior Notes Due 2023
which have been registered under the
Securities Act of 1933, as amended

Pursuant to the Prospectus dated                , 2015

The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City Time, on                , 2015, unless extended (the “Expiration Date”). Tenders may be withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.

To Securities Dealers, Brokers, Commercial Banks, Trust Companies and Other Nominees:
Caleres, Inc., a New York corporation (the “Company”), is offering to exchange an aggregate principal amount of up to $200,000,000 of its 6.250% Senior Notes Due 2023, referred to as the Exchange Notes, for a like principal amount of its 6.250% Senior Notes Due 2023, referred to as the Original Notes, upon the terms and subject to the conditions set forth in the Prospectus dated                , 2015 and in the related Letter of Transmittal and the instructions thereto. The Original Notes are unconditionally guaranteed (the “Original Guarantees”) by BG Retail, LLC and Sidney Rich Associates, Inc. (the “Guarantors”), and the Exchange Notes will be unconditionally guaranteed (the “New Guarantees”) by the Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to exchange the New Guarantees with respect to all Exchange Notes issued in the Exchange Offer in exchange for the Original Guarantees of the Original Notes. Throughout this Letter of Transmittal, unless the context otherwise requires and whether so expressed or not, references to the Exchange Offer include the Guarantors’ offer to exchange the New Guarantees for the Original Guarantees, references to the Exchange Notes include the related New Guarantees and references to the Original Notes include the related Original Guarantees.

Enclosed herewith are copies of the following documents:

1. The Prospectus;

2. The Letter of Transmittal for your use and for the information of your clients, including a substitute Internal Revenue Service Form W-9 for collection of information relating to backup federal income tax withholding;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer with respect to Original Notes in certificated form or Original Notes accepted for clearance through the facilities of The Depository Trust Company, or DTC, if (i) certificates for Original Notes are not immediately available or all required documents are unlikely to reach the Exchange Agent on or prior to the Expiration Date or (ii) a book-entry transfer cannot be completed on a timely basis; and

4. A form of letter which may be sent to your clients for whose account you hold the Original Notes in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                , 2015, unless extended. We urge you to contact your clients as promptly as possible.

The Company has not retained any dealer-manager in connection with the Exchange Offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the Exchange Agent, for soliciting tenders of the Original Notes pursuant to the Exchange Offer. You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients and for handling or tendering for your clients.

Additional copies of the enclosed materials may be obtained by contacting the Exchange Agent as provided in the enclosed Letter of Transmittal.

Very truly yours,

CALERES, INC.
Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER OTHER THAN THOSE STATEMENTS CONTAINED IN THE DOCUMENTS ENCLOSED HEREWITH.
The Exchange Offer is not being made to, and the tender of Original Notes will not be accepted from or on behalf of, holders in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction.